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                                                                  EXHIBIT (h)(1)


                        ADMINISTRATIVE SERVICE AGREEMENT

                                     BETWEEN


                                DCM SERIES TRUST


                                       AND

                          AMERICAN DATA SERVICES, INC.




                                     [LOGO]


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                                      INDEX


1.  DUTIES OF THE ADMINISTRATOR........................................    3

ADMINISTRATION.........................................................    3
FUND ACCOUNTING........................................................    4

2.  COMPENSATION OF THE ADMINISTRATOR..................................    5


3.  RESPONSIBILITY AND INDEMNIFICATION.................................    5


4.  REPORTS............................................................    5


5.  ACTIVITIES OF THE ADMINISTRATOR....................................    6


6.  RECORDS............................................................    6


7.  CONFIDENTIALITY....................................................    6


8.  DURATION AND TERMINATION OF THE AGREEMENT..........................    6


9.  ASSIGNMENT.........................................................    6


10.  NEW YORK LAWS TO APPLY............................................    7


11. AMENDMENTS TO THIS AGREEMENT.......................................    7


12. MERGER OF AGREEMENT................................................    7


14. NOTICES............................................................    7


SCHEDULE A.............................................................    8

(A) ADMINISTRATIVE SERVICE FEE:........................................    8
    FEE INCREASES......................................................    8
(B) EXPENSES...........................................................    8
(C) STATE REGISTRATION (BLUE SKY):.....................................    9
(D) SPECIAL REPORTS....................................................    9
(E) SERVICE DEPOSIT....................................................    9

SCHEDULE B.............................................................    ?



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                        ADMINISTRATIVE SERVICES AGREEMENT



AGREEMENT made the 12th day of October 1999, by and between DCM Series Trust, a Massachusetts business trust, having its principal office and place of business at 7 Wells Avenue, Newton, MA 02459 (the "Trust"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 (the "Administrator").


                                   BACKGROUND


             WHEREAS, the Trust is offering shares of beneficial interest (the "Shares") in an investment portfolio known as the "DCM Growth Fund" (the "Fund"), which is a series of the Trust; and

             WHEREAS, the Fund is a non-diversified open-end management investment company registered with the United States Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"); and


             WHEREAS, the Administrator is a corporation experienced in providing administrative services to mutual funds and possesses facilities sufficient to provide such services; and


             WHEREAS, the Trust desires to avail itself of the experience, assistance and facilities of the Administrator and to have the Administrator perform for the Fund certain services appropriate to the operations of the Fund and the Administrator is willing to furnish such services in accordance with the terms hereinafter set forth.


                                      TERMS


             NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Trust and the Administrator hereby agree to the following:


1.    DUTIES OF THE ADMINISTRATOR.


                                 ADMINISTRATION

            The Administrator will provide the Fund with the necessary office space, communication facilities and personnel to perform the following services for the Fund:


            (a) Monitor and notify the Fund of all regulatory (1940 Act and
                  Internal Revenue Service ("IRS") and prospectus restrictions for compliance;


            (b) Prepare and coordinate the printing of semi-annual and annual financial statements;

            (c) Prepare selected management reports for performance and compliance analyses as agreed upon by the Fund and Administrator from time to time;


            (d) Prepare Trustees meeting agendas and selected financial data required for Trustees' meetings as agreed upon by the Fund and the Administrator from time to time, attend and conduct all Fund business at Board meetings, and prepare Board minutes;


            (e) Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

            (f) Prepare the Fund's federal, state, and local tax returns to be reviewed by the Fund's


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                  independent public accountants;

            (g) Prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate it's daily net asset value;


            (h) 1933 and 1940 Act filings -

               - Prepare the Fund's Form N-SAR reports and file with the SEC via EDGAR;

               - Prepare all financial information required by Fund counsel to complete annual update to Form N-1A and the Fund's Statement of Additional Information and arrange for filing with the SEC via EDGAR;

               - Prepare and file with SEC via EDGAR annual update to Fund's 24f-2 filing (if applicable); and

               -  Update Fund prospectus and proxy financial sections;

            (i) Monitor services provided by the Fund's custodian bank as well as any other service providers to the Fund and provide information concerning such services to the Fund;

            (j) Assist the Fund's independent auditors, or, upon approval of the
                  Fund, any regulatory body, in any requested review of the Fund's accounts and records; provide appropriate financial schedules (as requested by the Fund's independent public accountants or SEC examiners), coordinate the Fund's annual or SEC audit, and provide office facilities as may be required;


            (k) Prepare and file (registration filing fees to be paid by the
                  Fund) notices and reports as necessary to render the Fund's Shares eligible for sale or maintain such eligibility under the securities or "Blue Sky" laws of the various states selected by the Fund;


            (l) Provide notice of Board meetings, agendas and minutes; and

            (m) Coordinate printing of all Fund materials with printer selected by the Fund.

                                 FUND ACCOUNTING

            The Administrator will provide the Fund with the following accounting services:


            (a) Timely calculate and transmit to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent;


            (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of the Administrator's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and the Administrator. Without limiting the generality of the foregoing, Administrator will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

                           - Cash receipts journal

                           - Cash disbursements journal

                           - Dividend record

                           - Purchase and sales - portfolio securities journals

                           - Subscription and redemption journals

                           - Security ledgers

                           - Broker ledger

                           - General ledger

                           - Daily expense accruals

                           - Daily income accruals

                           - Securities and monies borrowed or loaned and
                             collateral therefore

                           - Foreign currency journals

                           - Trial balances

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            (c)   Provide the Fund and its investment adviser with daily
                  portfolio valuation, net asset value calculation and other standard operational reports, including daily cash forecast report, securities transaction reports and daily expense and income accrual report as requested from time to time.


The Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


2.  COMPENSATION OF THE ADMINISTRATOR.


      In consideration of the services to be performed by the Administrator as set forth herein for the Fund, the Administrator shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Fund agrees to pay the Administrator the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.



3.  RESPONSIBILITY AND INDEMNIFICATION.

      (a) The Administrator shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of the Administrator, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

      (b) The Administrator shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or its security holders to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Administrator's obligations and duties under this Agreement or the willful violation of any applicable law.

      (c) Except as may otherwise be provided by applicable law, neither the Administrator nor its stockholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to the Administrator by the Fund or its authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of reckless disregard of the Administrator's obligations and duties under this Agreement or the willful violation of any applicable law.


4.  REPORTS.

      (a) The Fund shall provide to the Administrator on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to the Administrator during the preceding quarter was true, complete and correct to the best of its knowledge. The Administrator shall not be responsible for the accuracy of any information furnished to it by the Fund, and the Fund shall hold the


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Administrator harmless in regard to any liability incurred by reason of the inaccuracy of such information.


      (b) The Administrator shall provide to the Board of Trustees of the Trust, on a quarterly basis, a report, in such a form as the Administrator and the Fund shall from time to time agree, representing that, to its knowledge, the Fund was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the SEC and the IRS, or specifying any instances in which the Fund was not so in compliance. Whenever, in the course of performing its duties under this Agreement, the Administrator determines, on the basis of information supplied to the Administrator by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, the Administrator shall promptly notify the Fund and its counsel of such violation.



5.  ACTIVITIES OF THE ADMINISTRATOR.

      The Administrator shall be free to render similar services to others so long as its services hereinunder are not impaired thereby.


6.  RECORDS.

      The records maintained by the Administrator shall be the property of the Fund, and shall be surrendered to the Fund, upon request by the Fund in the form in which such accounts and records have been maintained or preserved, at the expense of the Fund, provided that all service fees and expenses charged by the Administrator in the performance of its duties hereunder have been fully paid to the satisfaction of the Administrator.


The Administrator shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1 of the 1940 Act.




7.  CONFIDENTIALITY.

      The Administrator agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and such information shall not be disclosed to any person except as may be authorized by the Fund.


8.  DURATION AND TERMINATION OF THE AGREEMENT.


      This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement, upon ninety (90) days prior written notice. At the end of the first three (3) years of this Agreement and each annual anniversary date thereafter, unless this Agreement is replaced by a new agreement or notice is formally given to terminate this Agreement by either party, this Agreement will automatically be renewed for an additional twelve (12) months.


      Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Administrator reserves the right to charge for any other reasonable costs and expenses associated with such termination.


 9.  ASSIGNMENT.


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      This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of the Administrator or by the Administrator without the prior written consent of the Fund.


10.  NEW YORK LAWS TO APPLY

      The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


11. AMENDMENTS TO THIS AGREEMENT.

      This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.


12. MERGER OF AGREEMENT

      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.



13. REGARDING THE ADMINISTRATOR

      The Administrator warrants and represents that it is duly authorized and permitted to act as transfer agent and dividend disbursing agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.


14. NOTICES.


      All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, and shall be given to the following addresses (or such other addresses as to which notice is given):


To the Trust:                                   To the Administrator:
Jonathan J. Derby                               Michael Miola
Co-Chairman and Vice President                  President
DCM Series Trust                                American Data Services, Inc.
7 Wells Avenue                                  150 Motor Parkway, Suite 109
Newton, MA 02459                                Hauppauge, NY  11788



 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


DCM SERIES TRUST                          AMERICAN DATA SERVICES, INC.


By: /s/ Jonathan J. Derby                 By: /s/ Michael Miola
   ------------------------------            --------------------------
   Jonathan J. Derby                           Michael Miola, President
   Co-Chairman and Vice President


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                                   SCHEDULE A


(a) ADMINISTRATIVE SERVICE FEE:

      For the services rendered by the Administrator in its capacity as administrator, as specified in Paragraph 1. DUTIES OF THE ADMINISTRATOR., the Fund shall pay the Administrator within ten (10) days after receipt of an invoice from the Administrator at the beginning of each month, a fee equal to the greater of:

       CALCULATED FEE WILL BE BASED UPON PRIOR MONTH AVERAGE NET ASSETS:
                        (No prorating partial months)

       - NOTE: The following administrative service fees are per portfolio serviced plus out-of-pocket expenses.


                            MINIMUM FEE - $45,000.00

                                       OR,

                                NET ASSET CHARGE:

- 1/12th of 0.175% (17.5 basis points) of first $20 million of average net assets of Fund for month; plus
- 1/12th of 0.095% (9.5 basis points) of next $80 million of average net assets of Fund for month; plus
- 1/12th of 0.045% (4.8 basis points) of next $200 million of average net assets of Fund for month;
- 1/12th of 0.02% (2 basis points) of all average net assets of Fund for month in excess of $300 million.



(b) EXPENSES.

The following expenses will be charged to the Fund as incurred by the Administrator in connection with the performance of its duties to include but are not limited to, the printing or filing of documents for the Fund, travel, daily quotation fees (currently $0.10 for equity & $0.58 for debt positions), capital change information, telephone toll charges, facsimile transmissions, supplies (related to Fund records), record storage, postage and courier charges, pro-rata portion of SAS 70 review, and NASDAQ insertion fee ($22 per month). The Administrator shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse the Administrator within fifteen (15) days after receipt thereof.

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for debt positions), capital change information, telephone toll charges, facsimile transmissions, supplies (related to Fund records), record storage, postage and courier charges, pro-rata portion of SAS 70 review, and NASDAQ insertion fee ($22 per month) incurred in connection with the performance of its duties hereunder. The Administrator shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse the Administrator within fifteen (15) days after receipt thereof.



(c) STATE REGISTRATION (BLUE SKY).

      The fees enumerated in paragraph (a) above do not include the service fees for the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(k) DUTIES OF THE ADMINISTRATOR). Each state registration requested will be subject to the following fees:


                       Initial registration ...........   $295.00
                       Registration renewal ...........   $150.00
                       Sales reports (if required).....   $ 25.00

(d) SPECIAL REPORTS.


      All reports and /or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund administrative activities as specified in Paragraph 1 DUTIES OF THE ADMINISTRATOR of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:


                       Labor:
                           Senior staff - $150.00/hr.
                           Junior staff - $ 75.00/hr.
                           Computer time - $45.00/hr.


(e) SERVICE DEPOSIT.


      The Fund will remit to the Administrator upon execution of this Agreement a security deposit equal to one (1) month's minimum fee under this Agreement. The Fund will have the option to have the security deposit applied to the last month's service fee, or applied to any new contract between the Fund and the Administrator.

However, if the Fund elects or is forced to terminate this Agreement for any reason whatsoever (including, but not limited to, the voluntary or involuntary termination of the Fund, liquidation of the Fund's assets, the sale or merger of the Fund or its assets to any successor entity) prior to the termination date of this Agreement as specified in Paragraph 8 DURATION AND TERMINATION OF THE AGREEMENT, the Fund will forfeit the security deposit paid to the Administrator upon execution of this Agreement



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